Exhibit 10.2
MANAGEMENT AGREEMENT
(Bent Oaks)

   THIS MANAGEMENT AGREEMENT (this “Agreement”), is made and entered into this 10 day of December, 2008 (the “Effective Date”), by and between RESOURCE REAL ESTATE MANAGEMENT, LLC, a Delaware limited liability company (“RREM”) and RESOURCE REAL ESTATE MANAGEMENT, INC., a Delaware corporation (“Manager”).

R E C I T A L S

RRE Bent Oaks Holdings, LLC, a Delaware limited liability company (“Owner”) own that certain multifamily apartment complex known as the Bent Oaks Apartments consisting of 146 apartment units and the common elements appurtenant thereto located at 3600 North Hills Drive, Austin, Texas 78731 (the "Project").

Owner has engaged RREM pursuant to that certain Asset Management Agreement dated the same date hereof to manage the Project (the “Asset Management Agreement”); pursuant to which, Owner has given RREM full authority to act on its behalf.  RREM desires to subcontract with and employ Manager for the operation, direction, management and supervision of the Project, as outlined below and Manager desires to assume such duties upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, RREM and Manager agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings when used in this Agreement:

1.01.          Budget.  A composite of (i) an operations budget, which shall be an estimate of receipts and expenditures for the operation of the Project (on a monthly cash basis) during a Fiscal Year, and (ii) a capital budget, which shall be an estimate of capital replacements, substitutions of and additions relating to the Project for a Fiscal Year and for a five Fiscal Year period.  The Budget shall include leasing parameters for the Project.

                  1.02.           Intentionally Omitted.

                  1.03.           Depository.  An FDIC insured bank designated by RREM.

                  1.04.           Depository Account.  A trust fund account for the benefit of Owner established and maintained in an FDIC insured or guaranteed account to be opened by the Owner.

  1.05            Disbursement Account.  A trust account for the benefit of Owner, opened by Manager with an FDIC insured bank to pay for “Operating Expenses” as defined in Section 4.01(b).

  1.06           Fiscal/Budget Year.  The year beginning on January 1st and ending on December 31st.

  1.07           Gross Receipts.  The entire amount of all receipts, determined on a cash basis, from (a) tenant rentals collected pursuant to tenant leases of apartment units, for each month during the term hereof; provided that there shall be excluded from tenant rentals any tenant security deposits (except as provided below); (b) cleaning, tenant security and damage deposits forfeited by tenants in such period; (c) laundry and vending machines income; (d) any and all other receipts from the operation of the Project received and relating to the period in question; (e) proceeds from rental interruption insurance, but not any other insurance proceeds or proceeds from third-party damage claims, and (f) any other sums and charges collected in connection with termination of the tenant leases.  Gross Receipts also does not include the proceeds of (i) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Project, (ii) any loans to Owner whether or not secured by all or any part of the Project, (iii) any capital expenditures or funds deposited to cover costs of operations made by Owner, and (iv) any insurance policy (other than rental interruption insurance or proceeds from third-party damage claims).

  1.08           Incentive Management Fee.  The Incentive Management Fee defined in Section 3.02 below.

  1.9             Management Fee.  The Management Fee is defined in Section 3.01 below.

 1.10           Project Personnel.  Those persons employed by Manager with RREM’s prior approval to carry out Manager’s obligations under this Agreement (including, but not limited to, the Project Manager, Assistant Manager, Maintenance Supervisor, maintenance personnel, and other personnel necessary to the operation and maintenance of the Project as specified in the Budget).

  1.11.          Security Deposit Account.  A trust account for the benefit of Owner established by Owner and maintained in an FDIC insured bank to hold tenant security deposits.

  1.12.          Term.  The Term of this Agreement shall commence on the date hereof, and shall terminate on the one-year anniversary thereof; provided, however, that unless this Agreement has been earlier terminated, the Term shall be automatically extended for additional one (1) year periods, on a year-to-year basis, commencing on the day immediately following the then-scheduled end of the Term. Notwithstanding the foregoing, either RREM or Manager may terminate this Agreement by giving thirty (30) days notice in writing to the other party without reason, and either party may also terminate this Agreement for cause as specified by Sections 7.02 and 7.04 below.

                   1.12.          Working Capital Reserve.   Twenty Thousand Dollars ($20,000) of Working Capital reserve shall be maintained by Manager in the Disbursement Account during the term hereof, used in connection with the operation of the Project in accordance with the terms hereof and restored per the terms of Sections 4.03 hereof.

ARTICLE II

DUTIES AND RIGHTS OF MANAGER

2.01.    Appointment of Manager.  For and in consideration of the compensation hereinafter provided, Manager shall, and RREM hereby grants to Manager the right to, supervise and direct the leasing, management and operation of the Project.  All services performed by Manager under this Agreement shall be performed as an independent contractor of RREM.  All obligations or expenses incurred hereunder, for the benefit of the Project and all purchases of or contracts for sales or services in bulk or volume that Manager may obtain for discount or convenience in connection with its operation of other apartment projects, shall be for the account of, on behalf of, and at the expense of RREM (reasonably allocated between all benefited projects) except as otherwise specifically provided herein.  RREM shall not be obligated to reimburse Manager for expenses for: (i) office equipment or office supplies of Manager (unless incurred solely for the Project), (ii) any overhead expenses of Manager incurred with respect to any offices located at any place other than on the Project, (iii) costs relating to accounting services performed hereunder, (iv) any salaries of employees of Manager not accounted for in the approved Budget and its supporting payroll schedule, or (v) any travel expenses of employees of Manager in supervising the on-site Project Personnel and the operation of the Project, unless approved in advance in writing by RREM.

2.02.    General Operation.  Subject to the limitations imposed by the Budget from time to time, Manager shall operate the Project in the same manner as is customary and usual in operation of comparable facilities, and shall provide such services as are customarily provided by operators of high quality projects of comparable class and standing consistent with the Project’s facilities.

In addition to the other obligations of Manager set forth herein, Manager shall render the following services and perform the following duties for Owner in connection with the Project in a commercially diligent and efficient manner:  (a) maintain businesslike relations with tenants whose service requests shall be received, considered, recorded and acted upon in systematic fashion in order to show the action taken with respect to each; (b) collect all monthly rentals due from tenants and rent from users of recreational facilities in the Project, if any; (c) request, demand, collect, and receive any and all charges or rents which become due to Owner, and at Owner’s expense and RREM’s direction, coordinate and oversee such legal action as may be necessary or desirable to collect rent and/or evict tenants delinquent in payment of monthly rental or other charges (security deposits, late charges, etc.) as more particularly described in Section 2.09 below; (d)  prepare or cause to be prepared for execution by the Owner (and/or RREM, as applicable) all forms, reports and returns, if any, required to be filed by or on behalf of the Owner under applicable federal, state or local laws and any other requirements relating to the employment of personnel (anything contained herein to the contrary notwithstanding, however, Manager shall not be obligated to prepare any of Owner’s or RREM’s state or federal income tax  returns; (e) use all reasonable efforts at all times during the term of this Agreement to operate and maintain the Project according to the highest standards achievable consistent with the operation of comparable quality units; (f) advertise when necessary, within the constraints of the Budget, the availability of units for rental and display “for rent” or other similar signs upon the Project, it being understood that Manager may install one or more signs on or about the Project stating that the Project is under management of Manager and may use, in a tasteful manner, Manager’s name and logo in any display advertising of the Project; (g) sign, renew and cancel tenant leases for the Project as agent for owner, in compliance with standards established by RREM and approved by Owner, on the lease form provided by Manager, and on terms based upon criteria approved from time to time by Owner and based upon Manager’s recommendations.

It is understood and agreed, however, that Manager shall not, and does not, provide security services to the Project.  Should RREM choose to do so, RREM may direct that Manager, on Owner’s behalf, to separately contract with a non-affiliated company (a “Security Company”) providing alarm systems, patrol and similar services (“Security Services”).  Manager shall have no duty to supervise or control performance of Security Services for any Security Company but Manager shall, if requested by RREM, evaluate and report its findings to RREM, as directed.  Without limiting the provisions of Section 6.03 of this Agreement, RREM shall indemnify, defend, protect and hold Manager harmless for, from and against any loss, liability, cost, expense, damage claim or cause of action, including, without limitation, attorneys’ fees, court costs and other litigation expenses and costs, arising from any personal injury, loss of property or other matter occurring on or about the Project, relating to the acts or omissions of a Security Company, any claimed inadequacy of Security Services, the failure to provide Security Services or any other matter relating to the security of the Project.  The indemnification obligations of RREM in this Section 2.02 shall survive the expiration or earlier termination of this Agreement.

2.03.           Budget.

(a)           Manager will submit to Owner for Owner’s approval, an initial capital and operating budget (the “Initial Budget”) for the first fiscal year (or partial fiscal year as appropriate) on or before January 31, 2009  Manager shall submit to RREM for Owner’s approval no later than sixty (60) days prior to the beginning of each successive Fiscal Year the Budget for the ensuing Fiscal Year.  Manager shall provide RREM with such information regarding the Budget as may be, from time to time, reasonably requested by RREM.  Upon receipt of the Budget from Manager, RREM shall promptly deliver the Budget to Owner.  Owner shall approve or object to the Budget.  Manager may proceed under the terms of the proposed Budget for items that are not objected to and may take any action with respect to items not approved if the expenditure is (i) less than Two Thousand Five Hundred Dollars ($2,500), (ii) is, in the Manager’s reasonable judgment, required to avoid personal injury, significant property damage, a default under any loan encumbering the Project, a violation of applicable law or the suspension of a service or (iii) non-discretionary items such as real estate taxes, insurance or utilities. In the event that the items that are objected to are operational expenditures (but not including real estate taxes, insurance, utilities and similar items that cannot be controlled by Manager), as opposed to capital expenditures, Manager shall be entitled to oversee and supervise the operation of the Project using the prior year’s budget until the approval is obtained.  If the Budget is not approved, upon the request of RREM, Manager will prepare and deliver to RREM, a revised Budget for the Fiscal Year.

(b)           Together with submission of the annual Budget, Manager shall submit to RREM for approval by Owner an operating plan for the general operation of the Project for the subsequent Fiscal Year, including a proposed list of improvements to the Project, general insurance plan, marketing plan and plan for the general operation and maintenance of the Project (the “Operating Plan”).  Upon the request of RREM, Manager will prepare and deliver to RREM, a revised Operating Plan for the Fiscal Year.

(c)           In the event there shall be a substantial discrepancy between the actual results of operations for any month and the estimated results of operations for such month as set forth in the Budget or the Operating Plan, Manager shall, upon request, furnish to RREM within fifteen (15) days after the expiration of such month a written explanation as to why the discrepancy occurred.  If substantial variations have occurred or are anticipated by Manager during the course of any Fiscal Year, Manager, upon RREM’s reasonable request, shall prepare and submit to RREM a revised Budget and/or Operating Plan covering the remainder of the Fiscal Year.

         2.04.             Project Personnel.  Manager shall use reasonable and prudent efforts to investigate, hire, train, instruct, pay, promote, discharge and supervise the work of all its employees involved with the management of the Project.  Since it is acknowledged that the Project may need a fulltime resident manager on site, it is agreed that one of the Project Employees (including his/her spouse and dependent children) may live rent-free in an apartment unit designated by RREM, and receive, in addition, salary and normal benefits approved in advance and accounted for in the Budget.  All Project Personnel shall be employees of Manager.

              RREM shall immediately reimburse Manager each pay period for the total aggregate compensation, including salary, and other related costs and fringe benefits, payable with respect to the Project Personnel who shall be accounted for in the approved Budget and supporting payroll schedule, any temporary employees working at the Project, the Project’s proportionate share of all costs relating to roving maintenance and similar personnel, but only to the extent reflected in the approved Budget.  The term “fringe benefits” as used herein shall mean and include the employer’s contribution of F.I.C.A., unemployment compensation and other employment taxes, worker’s compensation, group life and accident and health insurance premiums, 401K contributions, performance bonuses, and disability and other similar benefits paid or payable by the Manager to its employees in other apartment projects operated by Manager, but only to the extent reflected in the approved Budget.

2.05.           Contracts and Supplies.  Except as otherwise provided herein, Manager, as sub-agent for Owner and at Owner’s expense, and without compensation directly or indirectly to Manager, except as expressly set forth herein, shall enter into written agreements with (i) concessionaires, licensees, or other intended users of the facilities of the Project, (ii) contractors furnishing services to the Project, including, but not limited to, utilities, janitorial, trash collection, cleaning, vermin extermination, furnace and air conditioning maintenance, security protection, pest control, landscape and irrigation system maintenance, repair, maintenance, and replacement of elements of the buildings, recreational facilities or common areas (to the extent such work cannot reasonably and less expensively be done by Project  Personnel), and any other services that are reasonably necessary to the maintenance and operation of first-class projects comparable to the Project (herein called “Customary Services”).  Manager shall place purchase orders as and when necessary to assure timely and adequate availability of such equipment, tools, appliances, materials and supplies as are necessary to properly maintain and operate the Project.  Notwithstanding the foregoing, all contracts (and renewals thereof) entered into by Manager, unless Manager has obtained RREM’s prior written consent, must be:  (a) cancelable without penalty upon not more than thirty (30) days notice: and (b) have terms of one (1) year or less, and (c) require the provider of such Customary Services pursuant to such contract to comply with RREM’s insurance requirements.  Manager shall obtain competitive bids annually for any such contracts and, in connection therewith, shall investigate the competency and history of all potential bidders; develop and submit detailed specifications for work to be performed; solicit and obtain such bids; conduct an analysis of bid results; and shall submit all bids to RREM for review and approval, together with Manager’s recommendation with respect thereto.  Manager shall continually inspect the Project and ensure that all contract specifications are being properly administered, and conduct periodic complete walk-throughs of the Project with specific Customary Service providers as often as reasonably necessary.  Manager shall use reasonable efforts to purchase all goods, supplies or services at the lowest cost reasonably available from reputable sources in the metropolitan area where the Project is located.  In making any contract or purchase, Manager shall use reasonable efforts to obtain favorable discounts for Owner and all discounts, rebates or commissions under any contract or purchase order made hereunder shall inure to the benefit of Owner.  Manager shall make payments under any such contract or purchase order to enable Owner to take advantage of any such discount if Owner and/or RREM provides sufficient funds therefor.

2.06.             Alterations, Repairs and Maintenance.

(a)           Manager shall make or install, or cause to be made and installed at Owner’s expense and in the name of Owner, all necessary or desirable repairs, interior and exterior cleaning, painting and decorating, plumbing, alterations, replacements, improvements and other normal maintenance and repair work on and to the Project as are customarily made by Manager in the operation of first-class apartment projects; provided that no unbudgeted expenditure may be made for such purposes without the prior approval of RREM, except emergency repairs involving manifest danger to life or property, or when necessary to avoid criminal or civil liability, or for the safety of the tenants, or to avoid the suspension of any necessary service to the Project(“Emergency Repairs”).  Emergency Repairs may be made by the Manager without prior approval and irrespective of the cost limitations imposed by Section 2.03(a), provided that in each such instance, Manager shall, before causing any such Emergency Repairs to be made, use reasonable efforts under the circumstances to notify RREM of that repair.  All such work shall be performed by Project Personnel unless it is not reasonable for them to do so due to the expertise, time constraints, or other considerations involved, and/or because having them do so is more expensive.

(b)           In accordance with the terms of the approved Budget or upon written demand and/or approval (except in the case of emergency) of RREM, from time to time during the term hereof Manager shall, at Owner’s expense, make all required capital improvements, replacements or repairs to the Project.  Subject to obtaining RREM’s prior written approval in regard to sums necessary to cover costs of unbudgeted capital improvements, Manager shall first use any excess funds in the Depository Account that are not committed to operating expenses, and then shall use funds furnished by Owner for that purpose.  The award of a contract for a capital improvement exceeding $5,000 in cost shall be approved by RREM.

2.07.             Licenses and Permits.  Manager shall apply for, obtain, and maintain, in the name and at the expense of Owner, all licenses and permits (including deposits and bonds) required of Owner or Manager in connection with the management and operation of the Project.  RREM shall cause Owner to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits.

2.08.             Compliance with Laws.  Manager shall use all reasonable efforts to cause all such acts and things to be done in and about the Project as are required by this Agreement or by any laws,

regulations and requirements of any federal, state or municipal government having jurisdiction respecting the use or manner of use of the Project or the maintenance or operation thereof.

2.09.             Legal Proceedings.  Manager shall institute, in its own name or in the name of Owner and/or RREM (as applicable), all legal actions or proceedings that Manager deems reasonable in order to collect rent, or other income from the Project pursuant to the Leases and to evict and dispossess tenants or other persons in possession, or to otherwise cancel, terminate, or enforce any lease, license, concession or Customary Service contract for the breach thereof by the tenant, licensee, concessionaire, or contractor.  All decisions with respect to settlement or case management shall be made only after consultation with and approval by RREM.  In each such instance where expenses related to such action are expected to exceed $2,000.00 Manager shall, before taking or causing to be taken any such action, use reasonable efforts under the circumstances to notify RREM of the need for this action, and obtain RREM’s approval.  Manager shall promptly notify RREM of any order, rule, or determination or notice of violation of any law or order of any governmental authority.

2.10.             Debts of Owner.  In the performance of its duties as Manager, Manager shall act solely on behalf of Owner in Manager's capacity as an independent contractor.  All debts and liabilities to third persons incurred by Manager pursuant to this Agreement and in the course of its operation and management of the Project shall be the debts and liabilities of Owner only, and Manager shall not be liable for (and is hereby indemnified with respect to) any such debts or liabilities, except to the extent Manager has exceeded its authority hereunder.  Manager shall have no responsibility to make payments on any indebtedness incurred directly by Owner whether or not secured by the Project or any portion thereof.  Without limiting the provisions of Section 6.03 of this Agreement, RREM shall indemnify, defend, protect and hold Manager harmless for, from and against any loss, liability, cost, expense, damage claim or cause of action, including, but not limited to attorneys’ fees, court costs and other litigation expenses and costs, arising from any debt, liability or payment for which Manager is being exculpated pursuant to this Section 2.10.  The indemnification obligation of RREM in this Section 2.10 shall survive the expiration or earlier termination of this Agreement.

ARTICLE III

MANAGEMENT FEES

3.01             Management Fee.  In addition to the other reimbursements to Manager provided for elsewhere in this Agreement, RREM shall, on a monthly basis, pay to Manager for its property management services a Management Fee equal to three percent (3.0%) of Gross Receipts (or a prorated portion for the first month if the Commencement Date occurs on other than the first day of the month).  If this Agreement is terminated anytime other than last day of a calendar month, other than for cause, Manager shall be entitled to receive the Management Fee on a pro rated basis for the month this Agreement is terminated.

3.02           Incentive Management Fee,  In addition to the Management Fee, RREM shall, on an annual basis, pay to Manager, an Incentive Management Fee equal to thirty percent (30%) of the actual income for each calendar year in excess of 110% of the budgeted income for such calendar year, not to exceed $7,500.

3.03           Construction Management Fee.  If Manager is requested by RREM to provide construction management services for new capital improvements (and not maintenance or repairs), RREM shall pay a construction management fee to Manager equal to seven and one-half percent (7.5%) of the total cost of such work performed costing $50,000 or more.

3.04           Other Fees.  With the prior approval and direction of RREM, Manager may obtain services and materials, including, but not limited to, advertising, consulting, computer hardware and software, forms for use at the Project, contract services, accounting and bookkeeping services and building materials, through the organization subsidiaries or affiliates of Manager for the benefit of the Project, provided the quality of service and the price thereof is competitive with comparable prices and services offered by third parties, and the costs therefore shall be reimbursed by through RREM.  All discounts, rebates and other savings realized as a result of such services being supplied by an affiliate of Manager shall inure solely to the benefit of Owner.

3.05           Place of Payment.  All sums payable by RREM to Manager hereunder shall be payable to Manager at 14301 FNB Parkway, Suite 301, Omaha, NE 68154, unless the Manager shall from time to time specify a different address in writing.

ARTICLE IV

PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

4.01.             Bank Deposits. (a)  All monies received by Manager for or on behalf of Owner shall be deposited into the “Depository Account” which shall be an interest bearing account designated by RREM in Owner’s name.  Manager shall account for such funds consistent with the system of accounting for the Project approved by Owner.  All funds on deposit shall be and remain under the sole and exclusive control of Owner, subject to the provisions hereof.

(b)     A “Disbursement Account” shall also be established to pay the normal and reasonable expenses incident to the operation and maintenance of the Project.  The Disbursement Account shall be under the signatory control of the Manager.

4.02.             Security Deposits.  Manager shall comply with all applicable laws with respect to security deposits.  All security deposits and other funds received by Manager shall be promptly deposited in the Security Deposit Account and at all times be the property of Owner, subject to Owner’s obligation to refund the same to tenants if and when required by the leases.

4.03.             Transfer and Disbursement Account.  Upon written request of Manager with supporting documentation, RREM shall weekly wire funds from the Depository Account into the Disbursement Account in the amount of disbursements to be made on behalf of the Project approved by RREM.   Manager shall write checks from the Disbursement Account to pay for (i) costs and expenses of maintaining, operating, leasing, and supervising the operation of the Project, in accordance with the approved Budget and (ii) security deposit reimbursement to tenants to the extent they are entitled reimbursement under the leases, or payment of rent, damages, or other purposes for which security deposits may be used pursuant to the leases.

4.04.             Authorized Signatories.  In addition to any signatory designated by Owner, any persons from time to time designated by Manager, and approved in writing by Owner, shall be authorized signatories on the Disbursement Account, and shall have authority to make disbursements from such Disbursement Account for the purpose of fulfilling Manager’s obligations hereunder.  Funds over Five Thousand Dollars ($5,000.00) may be withdrawn from the Disbursement Account in accordance with this Article IV, only upon the signature of at least two (2) individuals who have been granted that authority by Manager and funds over Twenty Five Thousand Dollars ($25,000) may be withdrawn from the Disbursement Account in accordance with this Article IV only upon the additional prior written approval of Owner, excluding property taxes.  All persons who are authorized signatories or who in any way handle funds for the Project (on-site or off-site) shall be insured for dishonesty in the minimum account of $500,000.00 per occurrence or loss with not more than a $5,000.00 deductible.  A certificate confirming such insurance naming Manager, RREM and Owner as named insureds and confirming that it will not be modified or cancelled without at least thirty (30) days prior written notice to RREM shall be delivered to RREM within 10 days after the date hereof. Any expense relating to such bonds shall be paid by Manager without reimbursement.

ARTICLE V

Accounting

5.01.           Books of Accounts.  Manager shall maintain adequate and separate books and records for the Project with the entries supported by sufficient documentation to ascertain their accuracy with respect to the Project.  RREM agrees to provide to Manager any financial or other information reasonably requested by Manager to carry out its services hereunder.  Manager shall maintain such books and records at the Manager’s office, at the Project or at a designated office readily accessible to the RREM and/or Owner.  Manager shall ensure such control over accounting and financial transactions as is commercially reasonably necessary to protect the Owner’s assets from theft, error or fraudulent activity by Manager’s employees.  Manager shall bear losses arising from such instances, including, without limitation, the following: (a) theft of assets by Manager’s employees, principals or officers or those individuals associated or affiliated with Manager; (b) overpayment or duplicate payment of invoices arising from either gross negligence or willful misconduct, unless credit is subsequently received; (c) overpayment of labor costs arising from either the gross negligence or willful misconduct of Manager, unless credit is subsequently received by the Owner; (d)  overpayment resulting from payment from suppliers to  Manager’s employees or associates arising from the purchase of goods or services for the Project; and (e) unauthorized use of facilities by Manager or Manager’s employees or associates.

5.02.           Financial Reports.  No later than the fifteenth (15th) calendar day following the close of each month and calendar quarter, Manager shall furnish to RREM a report of all significant transactions occurring during the prior month as described on Exhibit A attached hereto.  Manager also shall deliver to RREM within a reasonable time after (i) the close of a calendar year and (ii) the termination of this Agreement, a balance sheet for the Project.  This report shall show all collections, delinquencies, uncollectible items, vacancies and other matters pertaining to the management, operation and maintenance of the Project during the month.  Upon the termination of this Agreement, Manager shall deliver to RREM all reports described on Exhibit A within thirty (30) calendar days of the effective date of termination.  The statement of income and expenses, the balance sheet and all other financial statements and reports shall be prepared on an accrual basis in accordance with, to the extent possible, generally accepted accounting principals (except that footnote disclosures are not required).  Manager may, but shall not be required, to, obtain audited financial statements for Project.  Upon request by RREM, Manager shall also comply with all reporting requirements relating to the operation of the Project required under any mortgage or deed of trust affecting the Project. Notwithstanding the foregoing, RREM reserves the right to reasonably request that the financial reports be provided in a different format at no additional cost.

              5.03.     Supporting Documentation.  As additional support to the quarterly financial statement, unless otherwise directed by RREM, and at the expense of RREM, Manager shall maintain and make available at Manager’s office or at the Project or at a designated office readily accessible to RREM and/or Owner, copies of the following: (a) all bank statements, bank deposit slips, bank debit and credit memos, canceled checks and bank reconciliations; (b) detailed cash receipts and disbursement records; (c) detailed trial balance for receivables and payables and billed and unbilled revenue items; (d) rent roll of tenants; (e) paid invoices (or copies thereof); (f) summaries of any adjusting journal entries; (g) supporting documentation for payroll, payroll taxes and employee benefits; (h) appropriate details of accrued expenses and property records; (i) information regarding the operation of the Project necessary for preparation of the tax returns for the Owner; and (j) market study of competition (quarterly only).  In addition, Manager shall deliver quarterly to RREM with the quarterly financial statement, copies of the documents described in (a) (statements and reconciliations only), (b), (c), (d) and (h) above.  Manager shall deliver a copy of the document described in (j) to RREM upon receipt of a written request.

ARTICLE VI

GENERAL COVENANTS

6.01.             Operating Expenses.  RREM shall cause Owner to be solely responsible for the costs and expenses of maintaining and operating the Project in accordance with the provisions of this Agreement, and shall pay all such costs and expenses, to the extent contemplated by this Agreement or incurred in accordance with the Budget, except if such costs and/or expenses are (i) attributable to costs arising from gross negligence or willful misconduct of Manager or Manager’s associates and/or employees; or (ii) cost of insurance purchased by Manager for its own account.

6.02.             Right of Inspection and Review.  Owner, RREM and its accountants, attorneys, and agents shall have the right to enter upon any part of the Project at all reasonable times during the term of this Agreement for the purpose of examining or inspecting the Project or examining or making extracts of books and records of the Project, but any inspection shall be done with as little disruption to the business of the Project as possible during normal office hours and with reasonable notice.

       6.03.      Indemnification and Hold Harmless.

(a)           Indemnification and Hold Harmless By RREM.  RREM shall indemnify, hold harmless and defend Manager (and Manager’s partners, directors, shareholders, officer, employees and agents), with counsel reasonably satisfactory to Manager for, from and against any and all liabilities, claims, causes of action, losses, demands and expenses whatsoever including, but not limited to attorneys’ fees, court costs and other litigation expenses and costs arising out of or in connection with the ownership, maintenance or operation of the Project or this Agreement, except to the extent arising directly from the gross negligence or willful misconduct of Manager (collectively “Claims”), including but not limited to Claims involving security services as to which Manager is acting under the express or implied directions of RREM, and the loss of use of property following and  resulting from damage or destruction.  Owner’s Liability Insurance (as defined in Section 8.01 below) will be required to cover all actions of Manager where the Owner’s insurer agrees to provide Owner and Manager a defense (whether or not such defense is provided with a reservation of rights by the insurer) in accordance with the terms of such insurance policy.  The indemnification by RREM contained in this Section 6.03 is in addition to any other indemnification obligations of RREM contained in this Agreement.

(b)           Indemnification By Manager.  Manager shall indemnify Owner and RREM (and their respective directors, shareholders, members, trustees, agents, employees and officers) with counsel reasonably satisfactory to RREM for, from and against any and all Claims which arise out of the gross negligence or willful misconduct of Manager.

(c)           Survival of Covenants.  The indemnification and hold harmless obligations of the parties in this Section 6.03 shall survive the expiration or earlier termination of this Agreement.

6.04.             Covenants Concerning Payment of Operating Expenses.  If there are not sufficient funds in the Depository Account to move to the Disbursement Account in order to make any payment of operating expenses, Manager shall immediately notify RREM in writing.  Upon receipt of written notice by RREM, RREM will notify Owner of the deficiency.  Owner will deposit funds within fifteen (15) days of written notification to RREM into the Disbursement Account.  Owner further recognizes that the Project may be operated in conjunction with other projects and that costs may be allocated or shared between such projects on a more efficient and less expensive method of operation in an effort to save costs and operate the Project in a more efficient manner.

ARTICLE VII

DEFAULTS; TERMINATION RIGHTS

7.01.             Default by Manager.  Manager shall be deemed to be in breach hereunder in the event Manager shall fail to keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such breach shall continue for a period of thirty (30) days after notice thereof by RREM to Manager, or if such breach cannot be cured within thirty (30) days, then such additional period as shall be reasonable, provided that Manager is capable of curing same and is diligently proceeding to cure such breach, and provided further that if such breach is a failure to pay money, such, cure period shall be five (5) days after notice from RREM with no additional period thereafter.

7.02.             Remedies of RREM.  Upon the occurrence of a breach by Manager as specified in Section 7.01 hereof, RREM shall be entitled to immediately terminate this Agreement and RREM shall have the right to pursue any other remedy it may have at law or in equity.  Following such a termination, RREM shall have no further obligation to pay any Fee due hereunder.  Notwithstanding such termination, Manager shall not be relieved of any liability arising as a result of Manager’s default and the resulting termination of this Agreement.

7.03.             Defaults by RREM.  RREM shall be deemed to be in breach hereunder in the event RREM shall fail to keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by RREM, and such breach shall continue for a period of thirty (30) days after written notice thereof by Manager to RREM, or if such breach cannot be cured within thirty (30) days, then such additional period as shall be reasonable provided RREM is capable of curing same and is diligently proceeding to cure such breach, provided that such breach is a failure to pay money, such cure period shall be five (5) days after written notice from Manager with no additional period thereafter.

7.04.             Remedies of Manager.  Upon the occurrence of a breach by RREM as specified in Section 7.03 hereof, Manager shall be entitled to immediately terminate this Agreement and upon any such termination by Manager pursuant to this Section 7.04, Manager shall have the right to pursue any other remedy it may have at law or in equity, it being expressly understood that following such a termination, Manager shall have no further obligation to perform any of its obligations hereunder other than pursuant to Section 7.05 below, however, notwithstanding such termination, RREM shall continue to be obligated to pay and perform all of its obligations which have accrued as of the date of termination.

7.05.             Expiration of Term.  Upon the expiration of the Term hereof pursuant to Section 1.12 hereof, or the earlier termination hereof pursuant to either of Section 7.02 or 7.04, Manager shall deliver to Owner all funds, including tenant security deposits, but save and except such sums that are due and owing to Manager hereunder and the books and records of Owner then in the possession or control of Manager.  Within thirty (30) days following expiration or termination, Manager shall deliver to Owner a final accounting, in writing, with respect to the operations of the Project.  This provision shall survive the expiration or earlier termination of this Management Agreement.

7.06             Termination of Asset Management Agreement.  Notwithstanding anything to the contrary contained herein, unless the holder of the mortgage on the Property otherwise determines to keep this Management Agreement in effect, this Management Agreement shall automatically terminate upon Manager receiving written notification from RREM or Owner that Owner has terminated the Asset Management Agreement.  Upon such termination, the parties hereto shall have no further obligation to the other, unless otherwise specifically set forth herein.

ARTICLE VIII

INSURANCE

8.01             Owner's Liability Insurance.  During the term of this Agreement and all renewals thereof, RREM shall cause Owner, at Owner's expense, to carry and maintain primary commercial general liability insurance on an "occurrence" basis, naming Manager as an additional insured, with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence (the "Owner's Liability Insurance").  RREM shall cause Owner to name Manager as an additional insured on Owner’s

Liability Insurance.  If the Owner's Liability Insurance has a deductible, or similar clause, Owner shall be responsible for paying any losses that are not covered by the Owner's Liability Insurance because of said deductible or similar clause.

8.02.             Insurance Carried by Manager.  Manager shall maintain the following insurance during the term of this Agreement, as approved by RREM:

(a)           Workers’ Compensation Insurance complying with the laws of the State in which the work is to be performed covering all its employees whether or not working at or in connection with the Project, as a Project Personnel expense under Section 2.04 above;

(b)           Employers’ Liability Insurance with minimum liability limits of $1,000,000 Bodily Injury by Accident per accident, $1,000,000 Bodily Injury by Disease per person and $1,000,000 Bodily Injury by Disease policy limit, at Manager’s expense as part of its overhead;

(c)           Commercial General Liability Insurance with minimum limits of $1,000,000 Combined Single Limit for Bodily Injury and Property Damage, each occurrence/$2,000,000 General Aggregate, at Manager’s expense as part of its overhead;

(d)           Automobile Liability Insurance covering non-owned and hired automobile equipment with minimum limit of $1,000,000 for injury or death of any one person, for any occurrence and property damage, at Manager’s expense as part of its overhead; and

(e)           Employees Dishonesty Insurance as described in Section 4.04 above, at Manager’s expense as part of its overhead.

Insurers providing the coverage to Owner and Manager described in this Article VIII shall have a Best’s rating of A-VII or better.  RREM reserves the right to approve the insurer’s form and content of Manager’s insurance policies.  All policies will contain severability of interest provisions.  Within thirty (30) days of the date of this Agreement, RREM shall provide Manager with Certificates of Insurance evidencing Owner’s insurance.  Such certificates will be endorsed to provide thirty (30) days prior written notice to the insured and all additional insureds of any material change or cancellation of coverage.

8.03.             Owner's Liability Insurance shall be Primary.  In connection with claims by third parties, as between Owner's Liability Insurance and Manager's Liability Insurance, Owner's Liability Insurance shall be considered the primary coverage.  No claim shall be made by Owner or its insurance company under or with respect to any insurance maintained by Manager except in the event that Owner's Liability Insurance is exhausted or in the event such claim is caused solely by the gross negligence (except actions or policies specifically approved or required by Owner) or willful misconduct (except actions or policies specifically approved or required by Owner) on the part of Manager or Manager's employees. RREM shall cause Owner to have its insurance carrier accept and endorse these coverage requirements.

8.04.             Waiver of Subrogation.  Each insurance policy maintained by Owner or by Manager as required herein shall contain a waiver of subrogation clause, so that no insurer shall have any claim over or against Owner or Manager, as the case may be, by way of subrogation or otherwise, with respect to any claims that are insured under such policy.  All insurance relating to the Project shall be only for the benefit of the party securing said insurance and all others named as insureds.  Owner and Manager hereby release each other from all rights of recovery under or through subrogation or otherwise for any and all losses and damages to the extent of such insurance coverage and agree that no insurer shall have a right to recover any amounts paid with respect to any claim against Owner or Manager by subrogation, assignment or otherwise.

8.05.             Handling Claims.  Manager shall report to RREM promptly in writing all accidents and claims of which it is aware for damage and injury relating to the ownership, operation, and maintenance of the Project and any damage or destruction to the Project coming to the attention of Manager. Manager shall not settle on Owner's behalf any claims with Owner’s insurers or any third-party claimant without Owner’s prior consent.

8.06.           Environmental Matters.

(a)           Manager shall not knowingly place or cause to be placed on, in, under or around the Project, any Hazardous Substances (as defined below). Manager shall take all commercially reasonable steps to cause any tenants who do same to remove such Hazardous Substances in a timely manner.  Without limiting the provisions of Section 6.03 of this Agreement, RREM agrees to defend, indemnify, and hold harmless Manager and its partners, officers, employees and agents, for, from and against any and all actions, administrative proceedings, causes of action, charges, claims, commissions, costs, damages, decrees, demands, duties, expenses, fees, fines, judgments, liabilities, losses, obligations, orders, penalties, recourses, remedies, responsibilities, rights, suits and undertakings of every nature and kind whatsoever, including, but not limited to, attorneys' fees, court costs and other litigation expenses and costs, from the presence of Hazardous Substances on, under or about the Project, except to the extent that the Hazardous Substances are present as a result of the gross negligence or willful misconduct of Manager or the breach of Manager’s obligations pursuant to the first sentence of this Section 8.06. Without limiting the generality of the foregoing, the indemnification provided by this paragraph specifically shall cover costs incurred in connection with any investigation of site conditions or any remediation, removal or restoration work required by any federal, state or local governmental agency because of the presence of Hazardous Substances in, on, under or about the Project, except to the extent that the Hazardous Substances are present as a result of the gross negligence or willful misconduct of Manager or the breach of Manager’s obligations pursuant to the first sentence of this Section 8.06.  For purposes of this section, “Hazardous Substances” shall mean (i) all substances defined as hazardous materials, hazardous wastes, hazardous substances, or extremely hazardous waste under any applicable federal, state, or local law or regulation, and (ii) mold, mold contamination, mold spores, bacterial contaminants and/or any and all substances or materials related thereto.  The indemnification obligation of RREM in this Section 8.06 shall survive the expiration or earlier termination of this Agreement.

(b)           Without limiting the indemnifications set forth in Section 8.06(a) above, RREM and Manager further agree that RREM is solely responsible for any and all conditions at the Project that could give rise to bodily injury or property damage claims stemming from the presence of mold, mold contamination, mold spores, bacterial contaminants and/or any and all substances or materials related thereto.  Manager shall endeavor to inform RREM of the availability and cost of insurance to cover any and all conditions at the Project that could give rise to bodily injury or property damage claims stemming from the presence of mold, mold contamination, mold spores, bacterial contaminants and/or any and all substances or materials related thereto, but the decision of whether or not to purchase insurance relating to such risk is solely that of the RREM, and Manager shall have no obligation or liability whatsoever therefor.  RREM’s or Owner’s failure to purchase or consider insurance alternatives for such risk shall not in any manner alter Manager’s obligations or liabilities hereunder.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.01.             Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas.

9.02.             Notices.  Any notice or communication hereunder must be in writing, and may be given either by personal delivery or by private courier with an acknowledged receipt or by registered or certified mail, and if given by registered or certified mail, the notice shall be deemed to have been given and received three (3) business days after a registered or certified letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail; and if given otherwise than by registered mail, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed.  Such notices or communications shall be given to the parties hereto at the addresses set forth opposite the names of the respective parties on the signature page hereof.  Any party hereto may at any time by giving ten (10) days written notice to the other party hereto designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

9.03.             Severability.  If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or such other documents, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced to the fullest extent permitted by law.

9.04.             No Joint Venture or Partnership.  RREM and Manager hereby agree that nothing contained herein or in any document executed in connection herewith shall be construed as making any combination of Manager, Owner and RREM joint venturers or partners.

9.05.             Modification; Termination.  This Agreement terminates any and all prior management agreements among RREM and Manager, related to the Project, and any amendment, modification, termination or release of this Agreement may be affected only by a written instrument executed by Manager and RREM.

9.06.              Attorneys’ Fees.  Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of this Agreement, the prevailing party in such action shall be entitled to recover all reasonable costs, damages and expenses, including attorneys’ and experts’ fees, and costs expended or incurred in connection therewith.

        9.07.             Total Agreement.  This Agreement is a total and complete integration of any and all agreements existing among Manager and RREM and supersedes any prior oral or written agreements, promises or representations between them.

9.08.             Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  This Agreement is not assignable by Manager without RREM’s consent.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the day and year first above written.

ADDRESS                      RREM

RESOURCE REAL ESTATE MANAGEMENT, LLC

One Crescent Drive	By:	/s/ Alan Feldman
Suite 203		Name: Alan Feldman
Navy Yard Corporate Center		Title: President
Philadelphia, PA 19112

ADDRESS                                                          MANAGER

RESOURCE REAL ESTATE MANAGEMENT, INC.

14301 FNB Parkway	By:	/s/ Shelle Weisbaum
Suite 301		Name: Shelle Weisbaum
Omaha, NE 68102		Title: VP

Exhibit A

I.           MONTHLY REPORTING REQUIREMENTS

Manager must provide the following by the 15th day of every calendar month:

•
Operating Statements on a Accrual basis in both traditional P&L format (to GAAP Net Income) and RAI Real Estate format (to NOI, Net Cash Flow, and Ending Cash), showing MTD and YTD in Actual/Budget/Variance column format

•	Accrual basis variance analysis, with tenant-level detail for income, TI, and leasing expenses
•	Check Register for the current month
•	VOID Check register
•	Balance Sheets on Accrual basis
•	Rent Roll and Vacancy reports
•	Aged Accounts Receivable trial balance
•	Security Deposit detail ledger
•	General Ledger reports on a Accrual basis
•	All above information in no more than three (3) hardcopies, with financial statements in a electronic format
•	Copy of Bank Statement(s) and reconciliation(s)
•	Copies of invoices for individual capital expenditures exceeding $5,000
•	Ending trial balance on accrual basis
•	Net activity trial balance on accrual basis

II.           QUARTERLY REPORTING REQUIREMENTS

In addition to the monthly requirements (above), the Manager must provide the following by the 15th day of every calendar month following each calendar quarter end:

•	QTD Operating Statements in Actual/Budget/Variance column forma